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News Announcement




CONTACT:
Robert Ippolito                               Joseph N. Jaffoni
Chief Financial Officer                       Jaffoni & Collins Incorporated
610/373-2400                                  212/505-3015 or jciir@aol.com

FOR IMMEDIATE RELEASE

          PENN NATIONAL GAMING COMPLETES ACQUISITION OF CHARLES TOWN
                  RACES AND INCREASES EQUITY STAKE IN VENTURE

             -Company Adjusts Fourth Quarter Earnings Expectations-

Wyomissing, Penn., (January 20, 1997)-Penn National Gaming, Inc. (PENN: Nasdaq) announced today that its joint venture with Bryant Development Company has completed the acquisition of the Charles Town race track, a live thoroughbred racing facility in Jefferson County, West Virginia for $16 million. Penn National also reported that it had increased its equity stake in the joint venture to 89% from 80%.

In February 1996 Penn National entered into a joint venture with Bryant Development Company of McLean, Virginia, which held an option to purchase the Charles Town race track in Jefferson County, West Virginia. The purchase had been contingent upon voter approval of a referendum permitting the installation of video lottery terminals (VLT) at the track. Voters approved the referendum in November. Penn National will install VLTs at the historic Charles Town facility and has commenced construction of an entertainment complex involving the renovation of the clubhouse and grandstand, the creation of a VLT lounge, new barns, two new restaurants and a new kitchen. The Company expects the facility to be open for racing and gaming in mid 1997.

The Company also announced that based on preliminary results, it expects that its net income for the fourth quarter ending December 31, 1996 will approximate $1,100,000, compared to

                                -more-


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Penn National Gaming, Inc., 1/20/97                                page 2


year-ago fourth quarter net income of $1,151,000. The adjusted earnings expectation is due primarily to higher interest expense (approximately
$453,000 of which is related to short-term borrowings from the Company's acquisition of Pocono Downs) and continued soft results from the Company's Lancaster off-track wagering facility which opened in July after a court challenge and strenuous opposition from local groups averse to gaming. The Company noted that the Pocono Downs standardbred horse racing facility closed for live racing, as it seasonally does, on November 27 and will re-open for live racing on April 5.

On December 27, Penn National filed a registration statement with the Securities and Exchange Commission for a proposed offering of 2,300,000 shares of its Common Stock, of which 1,725,000 shares are to be sold by the Company. The Company intends to use the net proceeds of the sale of the shares offered by it to repay indebtedness incurred in connection with the Pocono Downs Racetrack and Charles Town Races acquisitions, thereby reducing interest expenses.

In addition to Charles Town Races, Penn National Gaming owns, operates and conducts wagering at its Penn National Race Course, one of two thoroughbred racetracks in Pennsylvania, at Pocono Downs Racetrack, one of two harness racetracks in Pennsylvania, and at its OTW facilities in Allentown, Erie, Reading, Chambersburg, York, and Lancaster, Pennsylvania. The Company's seventh OTW site near Williamsport, PA, is expected to open mid-February. Additionally, Penn National has filed an application for an eighth site near
Downingtown, PA. The Company also conducts wagering on thoroughbred and harness races simulcast from other racetracks and simulcasts its races for wagering at other racetracks and wagering facilities across the country.


                                    -more-


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Penn National Gaming, Inc., 1/20/97                               page 3

A registration statement relating to the proposed public offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.